UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2006

VIRAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15823	59-2101668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 SW 78th Avenue, Suite 100, Plantation, Florida	33324
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 233-8746

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 3, 2006, Viragen completed a firm commitment underwritten public offering of 72,004,951 Units at a price to the public of $0.26 per Unit, which included 5,004,951 Units purchased to cover over-allotments. The underwriter in this transaction was Dawson James Securities, Inc. (“DJS”). The Units trade on the American Stock Exchange under the trading symbol “VRA.U” and each Unit consists of one share of Viragen common stock and one warrant to purchase one share of Viragen common stock, exercisable at a price of $0.31 per share. This offering raised gross proceeds of approximately $18.7 million, and after fees and expenses, we received net proceeds of approximately $17.0 million. We have utilized approximately $11.5 million of the net proceeds for the redemption of all of our outstanding Series J cumulative convertible preferred stock and all of Viragen International’s outstanding Series C and D cumulative preferred stock, including the payment of the related accrued and unpaid dividends, and the retirement of a portion of our convertible debentures.

On November 21, 2006, DJS notified Viragen, and Viragen acknowledged that DJS would not exercise the balance of the over-allotment option granted to DJS pursuant to the underwriting agreement dated October 30, 2006 between Viragen and DJS. The underwriting agreement governs the terms of Viragen’s underwritten public offering of Units.

Thereafter, on November 21, 2006, DJS notified Viragen pursuant to the underwriting agreement that DJS desired to separate the Units and permit the common stock and warrants forming a part of each Unit to be traded separately from the Units. The underwriting agreement provides that, prior to separation of the Units, Viragen must publish a balance sheet reflecting its receipt of the proceeds of the secondary offering. Furnished as Exhibit 99.1 this Current Report on Form 8-K is Viragen’s post-offering pro forma balance sheet (unaudited) reflecting the receipt of proceeds of the underwritten public offering and redemption of all of our outstanding Series J cumulative convertible preferred stock and all of Viragen International’s outstanding Series C and D cumulative preferred stock, including the payment of the related accrued and unpaid dividends, and the retirement of a portion of our convertible debentures.

Effective at the opening of business on Tuesday, November 28, 2006, the Units may be voluntarily separated by their holders. Unit holders will have the right to separately trade the Units or the common stock and warrants comprising each Unit. Unit holders may also elect to continue to hold or trade their Units intact. Units will continue to trade on the American Stock Exchange under the symbol VRA.U. Common stock and warrants may be separately traded under the symbols VRA and VRA.WS, respectively. Viragen has also issued a press release announcing that the common stock and warrants included in the Units may be traded separately from the Units commencing Tuesday, November 28, 2006. A copy of that press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Pro forma balance sheet

99.2 Press release dated November 22, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGEN, INC.

Date: November 22, 2006	By:	/s/ Dennis W. Healey
Dennis W. Healey
Executive Vice President and Principal Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Pro forma balance sheet

99.2	Press release dated November 22, 2006